TOYS“R”US, INC. REPORTS 2015 HOLIDAY SALES RESULTS

WAYNE, NJ (January 8, 2016) - Toys“R”Us, Inc. today reported its same store sales for the five-week and nine-week periods ended January 2, 2016. The five-week period refers to November 29, 2015 to January 2, 2016, as compared to November 30, 2014 to January 3, 2015 in the prior year. The nine-week period refers to November 1, 2015 to January 2, 2016, as compared to November 2, 2014 to January 3, 2015 in the prior year.
For the five-week and nine-week periods ended January 2, 2016, Consolidated same store sales increased 3.7% and 2.0%, respectively. These figures exclude the impact of foreign currency translation.
Dave Brandon, Chairman and Chief Executive Officer, Toys“R”Us, Inc., said, “Our positive holiday same store sales results demonstrate our ability to execute our holiday plan in a highly competitive marketplace. We successfully maintained a strong in-stock position on the hottest toys while offering customers competitive prices and an extensive merchandise assortment, both in stores and online. I am pleased with our holiday performance and am extremely proud of the hard work that our team members have put in to deliver an enjoyable shopping experience to our customers.”
Domestic
For the five-week and nine-week periods ended January 2, 2016 same store sales increased 2.9% and 1.4%, respectively, with particular strength in online sales. The core toy, learning and seasonal categories generated the strongest same store sales growth, partially offset by a decline in the entertainment (which includes electronics, video game hardware and software) category.
International
For the five-week and nine-week periods ended January 2, 2016 same store sales increased 5.1% and 3.1%, respectively. The positive same store sales results were led by Canada and Japan, partially offset by some softness in Europe.
About Toys“R”Us, Inc.
Toys“R”Us, Inc. is the world’s leading dedicated toy and baby products retailer, offering a differentiated shopping experience through its family of brands. Merchandise is sold in 863 Toys“R”Us and Babies“R”Us stores in the United States, Puerto Rico and Guam, and in more than 755 international stores and over 250 licensed stores in 38 foreign countries and jurisdictions. In addition, it exclusively operates the legendary FAO Schwarz brand and sells extraordinary toys at FAO.com. With its strong portfolio of e-commerce sites including Toysrus.com and Babiesrus.com, it provides shoppers with a broad online selection of distinctive toy and baby products. Headquartered in Wayne, NJ, Toys“R”Us, Inc. has an annual workforce of approximately 66,000 employees worldwide. The Company is committed to serving its communities as a caring and reputable neighbor through programs dedicated to keeping kids safe and helping them in times of need. Additional information about Toys“R”Us, Inc. can be found on Toysrusinc.com.
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For more information please contact:
Lenders and Note Investors:
Chetan Bhandari, Senior Vice President, Corporate Finance & Treasurer at 973-617-5841 or Chetan.Bhandari@toysrus.com
Media:
Corporate Communications at 973-617-5900 or press@toysrus.com